Exhibit 99.9

                            CONSULTING AGREEMENT


AGREEMENT made as of the 1st day of November. 2004 by and between Bravo! Foods International Corp., maintaining its principal offices at 11300 US Highway 1, North Palm Beach, FL 33408, (hereinafter referred to as "Bravo! Foods") and Geoffrey Eiten maintaining his principal offices at 105 Centre St. Dover, MA 02030 (hereinafter referred as "Mr. Eiten").

                                 WITNESSETH:

WHEREAS, Mr. Eiten is engaged in the business of financial consulting services and has knowledge, expertise and personnel to render the requisite services to Bravo! Foods; and

WHEREAS, Bravo! Foods is desirous of retaining Mr. Eiten for the purpose of obtaining these services so as to better, more fully and more effectively deal with the financial services community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties agree as follows:

      1. Engagement of Mr. Eden. Bravo! Foods herewith engages Mr. Eiten and Mr. Eiten agrees to render to Bravo! Foods financial consulting services which would include evaluating various business strategies and recommending changes where appropriate and also critically evaluate Bravo! Foods' performance in view of its corporate planning and business objectives. This would also include evaluation of upper management.

            a. The consulting services to be provided by the Mr. Eiten shall include, but are nor limited to, the development, implementation and maintenance of a sound financial advisory strategy which would include:

                  i. Corporate Planning(a) develop an in-depth familiarization with Bravo! Foods' business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof, (b) alert Bravo! Foods to new or emerging high potential forms of production and distribution which could either be acquired or developed internally, (c) comment on Bravo! Foods' corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc., and
                  d) identify prospective suitable merger or acquisition candidates for Bravo! Foods, perform appropriate diligence investigations with respect thereto, advise Bravo! Foods with respect to the desirability of pursuing such candidates and assist Bravo! Foods in any negotiations which may ensue therefrom.

            b. The services to be rendered by Mr. Eiten to Bravo! Foods shall under NO circumstances include the following:

                  i. Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required by Mr. Eiten to be registered as a broker-dealer under the Securities Act of 1934.


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                  ii.   Any activities which could be deemed to be in
                  connection with the offer or sale of securities in a capital-raising transaction.

            c. Bravo! Foods acknowledges that Mr. Eiten will devote such time as is reasonably necessary to perform the services for Bravo! Foods, having due regard for Mr. Eiten's commitments and obligations to other businesses for which he performs consulting services.

      2. Compensation and Expense Reimbursement. Bravo! Foods will pay Mr. Eiten, as compensation for the services provided for in this Agreement and as reimbursement for expenses incurred by Mr. Eiten on Bravo! Foods' behalf, in the manner set forth in Schedule A annexed to this Agreement which Schedule is incorporated herein by reference.

      3. Term and Termination. This Agreement shall be for a period of one year commencing November 1, 2004 and terminating October 31, 2005. If Bravo! Foods does not cancel the contract during the term, the contract will be automatically extended for an additional three months. Either party' hereto shall have the right to terminate this Agreement upon 30 days prior written notice to the other party after the first 90 days.

      4.    Treatment of Confidential Information.

            a. Mr. Eiten shall not disclose, without the consent of Bravo! Foods, any financial and business information concerning the business, affairs, plans and programs of Bravo! Foods which are delivered by Bravo! Foods to Mr. Eiten in connection with his services hereunder, provided such information is plainly and prominently designated by Bravo! Foods as being confidential (the "Confidential Information"). Mr. Eiten will not be bound by the foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) Mr. Eiten is required to disclose the Confidential Informational pursuant to a subpoena or other judicial order. The parties understand and acknowledge that:
            (x) the Confidential Information received has value unique to Bravo! Foods; (y) significant irreparable damage and harm could result if the Confidential Information were disclosed or used in violation of this Agreement; and (z) Bravo! Foods agrees to provide the Confidential Information to Mr. Eiten in reliance upon the covenants of Bravo! Foods and Company contained in this Agreement.

            b. The parties agree that: (i) all of the Confidential Information will be kept and maintained confidential; (ii) the Confidential Information will not be disclosed to any third person (except as described in the preceding paragraph); (iii) the Confidential Information will under no circumstances (and without in any manner limiting the preceding clause) be disclosed to, or utilized in connection with, the trading in Bravo's common stock, any supplier, customer, or competitor (present or potential) of the party supplying the Confidential Information; and (iv) the Confidential Information will not in any way be used, or be permitted to be used, in a manner detrimental to the business and prospects of the party supplying the Confidential Information.

            c. If the relationship between Bravo! Foods and Mr. Eiten should be terminated, the foregoing restrictions shall nonetheless continue and remain in effect, and each party will return to the other all copies of Confidential Information then held respectively by the parties, their agents and Mr. Eiten, or shall certify to the other party's satisfaction that all such copies have been destroyed and Mr. Eiten will not retain any of the Confidential Information in his possession or control.


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            d.    In the course of the relationship between Bravo! Foods
            and Mr. Eiten, the parties expect that Mr. Eiten will receive information that is considered material inside information within the meaning and intent of the federal securities laws, rules, and regulations. Mr. Eiten will not disclose this information directly or indirectly for Mr. Eiten or as a basis for advice to any other party concerning any decision to buy, sell, or otherwise deal in Bravo! Foods' securities.

      5. Representation by Mr. Eiten of other clients. Bravo! Foods acknowledges and consents to Mr. Eiten rendering consulting services to other clients engaged in the same or similar business as that of Bravo! Foods.

      6. Indemnification by Bravo! Foods as to Information Provided to Mr. Eiten. Bravo! Foods acknowledges that Mr. Eiten, in the performance of his duties, will be required to rely upon the accuracy and completeness of information supplied to him by Bravo! Foods' officers, directors, agents and/or employees. Bravo! Foods agrees to indemnify, hold harmless and defend Mr. Eiten, his agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Bravo! Foods to Mr. Eiten.

      7. Independent Contractor. The Parties expressly agree that Mr. Eiten is acting as an independent contractor in performing his services hereunder. Bravo! Foods shall carry no workers compensation insurance or any health or accident insurance on Mr. Eiten or consultant's employees. Bravo! Foods shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employeremployee relationship. Mr. Eiten has no power or authority to act for, represent, or bind Bravo! Foods or any company affiliated with Bravo! Foods in any manner.

      8. Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

      9. Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

      10. Entire Agreement. The within agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

      11. Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

      12. Law to Govern; Forum for Disputes. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to the principle of conflict of laws. Each party acknowledges to the other that courts within the City of Boston, Massachusetts shall be the sole and exclusive forum to adjudicate any disputes arising under this agreement. In the event of delinquent fees owed to Mr. Eiten, Bravo! Foods will be responsible for pay for all fees associated with the collection of these fees.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

/s/ Geoffrey Eiten                     November 1, 2004_______
------------------                     ----------------
Geoffrey Eiten                         Date

Bravo! Foods International Corp

By: /s/ Roy G. Warren                  November 1, 2004
    -----------------                  ----------------
    Roy G. Warren, CEO                 Date


SCHEDULE A

PAYMENT FOR SERVICES
AND REIMBURSEMENT OF EXPENSES


      A. For the services to be rendered and performed by Mr. Eiten during the term of the Agreement, Bravo! Foods shall pay to Mr. Eiten the sum of 1,500,000 shares of Bravo Foods' common stock, to be registered under Form S-8.

      B. Bravo! Foods shall also reimburse Mr. Eiten for all reasonable and necessary outof pocket expenses incurred in the performance of his duties for Bravo! Foods upon presentation of statements setting forth in reasonable detail the amount of such expenses. Mr. Eiten shall not incur any expense for any single item in excess of $250 except upon the verbally or written prior approval of Bravo! Foods. Mr. Eiten agrees that any travel, entertainment or other expense which he may incur and which may be referable to more than one of his clients (including Bravo! Foods) will be prorated among the clients for whom such expense has been incurred. Shares will be accepted for payment of expenses in the same manner as the compensation set forth in Paragraph A above.

/s/ Geoffrey Eiten                     November 1, 2004
------------------                     ----------------
Geoffrey Eiten                         Date

Bravo! Foods International Corp

By: /s/ Roy G, Warren                  November 1, 2004
    -----------------                  ----------------
    Roy G. Warren, CEO                 Date


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